UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2008 (May 15, 2008)

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	000-15443	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2008, the Board of Directors of Theragenics Corporation (“Theragenics” or the “Company”) elected two directors.  Kathleen A. Dahlberg was elected to serve a term as a Class II director that will expire at the 2009 annual meeting of stockholders.  Ms. Dahlberg was appointed to serve on the Corporate Governance and Compensation Committees of Theragenics’ Board of Directors.  K. Wyatt Engwall was elected to serve a term as a Class III director that will expire at the 2010 annual meeting of stockholders.  Mr. Engwall was appointed to the Corporate Governance and Audit Committees of Theragenics’ Board of Directors.

Ms. Dahlberg has been the Chief Executive Officer of 2Unify LLC, a communications company, since 2006. Ms. Dahlberg has been the Founder, President and Chief Executive Officer of Open Vision Partners (a private consortium of professionals bringing new technologies and businesses to market) and a business consultant on the application of new technologies for business improvement and process change since September 2001. Ms. Dahlberg was also the Vice President of Worldwide Restaurant Solutions at McDonald’s Corporation from 2002 to 2004.  Ms. Dahlberg currently serves as a director of P.H. Glatfelter Company, a New York Stock Exchange listed company.  Glatfelter is a manufacturer of specialty papers and engineered products.  Ms. Dahlberg serves as chair of Glatfelter’s Compensation Committee and also serves on its Nominating and Corporate Governance Committee.

Mr. Engwall was employed at Morrison Management Specialists from June 1983 until his retirement in January 2005.  He served as Morrison’s Chief Financial Officer from 1996 until 2005.  Morrison’s was a New York Stock Exchange company until purchased by Compass Group LLC in 2001.  Prior to 1996 at Morrison’s, Mr. Engwall served as the Ruby Tuesday Group Vice President and Controller from 1993 until 1995 and Vice President of Financial Planning in 1002.  From 1986 until 1991 Mr. Engwall was the Vice President and Controller of Morrison Management Services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: May 16, 2008	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

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